Exhibit 10.22

Amendment #1

to the

CBRE Deferred Compensation Plan

The CBRE Deferred Compensation Plan (the “Plan”) was last amended and restated effective April 15, 2012. This Amendment #1 further amends the Plan, effective January 1, 2017, to allow qualified real estate agents who are designated by the Committee to participate in the Plan.

A new Section 13 is added to the Plan, to read as follows:

13.	QUALIFIED REAL ESTATE AGENTS

The Committee may allow a qualified real estate agent as defined in Section 3508(b)(1) of the Internal Revenue Code who renders services to an Employer (a “QREA”) to become a Participant in the Plan. If the Committee allows a QREA to become a Participant, the undefined term “employee” shall include a QREA and the following definitions shall be changed with respect to the QREA as indicated below:

“Compensation,” as the term is applied with respect to a QREA, shall have the meaning determined by the Committee.

“Deferral,” as the term is applied with respect to a QREA, means the portion of a QREA’s compensation specified by the Committee that is elected by the QREA to be deferred in accordance with the Plan.

“Eligible Employee,” as the term is used in the Plan, includes a QREA who is designated by the Committee, in its sole discretion, as an Eligible Employee for a Plan Year.

“Employee,” as the term is used in the Plan, includes a QREA.

“Participant,” as the term is used in the Plan, includes any QREA who has made an election to defer compensation.

IN WITNESS WHEREOF, CBRE Services, Inc. has caused this Deferred Compensation Plan to be duly executed by the undersigned on November 28, 2016.

CBRE SERVICES, INC.

By:	/s/ ROBERT E. SULENTIC
Robert E. Sulentic
Chief Executive Officer